                                                                      EXHIBIT 12

                GEICO CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)

                                                     Year Ended December 31,
                                        ------------------------------------------------
                                          1994      1993      1992      1991      1990
                                        --------  --------  --------  --------  --------
Net income before taxes and
 cumulative effects of accounting
 changes                                $251,194  $378,620  $218,001  $240,994  $222,808

Loss undistributed earnings of
 less than 50% owned affiliates             -       (2,937)   (1,382)   (3,539)   (2,940)

Adjustment to include 100% of
 pretax losses of unconsolidated
 subsidiaries                               -         (251)     (331)     (437)     (374)

Add fixed charges, excluding
 capitalized interest                     32,605    24,529    33,259    36,720    36,869
                                        --------  --------  --------  --------  --------
   Adjusted earnings                     283,799   399,961   249,547   273,738   256,363
                                        --------  --------  --------  --------  --------
Interest expense                          27,696    19,975    27,669    30,097    30,923
Interest capitalized                         166     1,429       267      -         -
Portion of rent representative
 of interest (one-third of rent
 expense)                                  4,909     4,554     5,590     6,623     5,946
                                        --------  --------  --------  --------  --------
   Fixed Charges                          32,771    25,958    33,526    36,720    36,869
                                        --------  --------  --------  --------  --------
   Ratio of earnings to fixed charges       8.66     15.41      7.44      7.45      6.95
                                        ========  ========  ========  ========  ========